As filed with the Securities and Exchange Commission on July 23, 2008
Registration No. 333-135670

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Restore Medical, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3842 (Primary standard industrial classification code number)	41-1955715 (I.R.S. employer identification number)
2800 Patton Road
St. Paul, Minnesota 55113
(651) 634-3111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Restore Medical, Inc. 1999 Omnibus Stock Plan
(full title of the plan)
Keyna P. Skeffington
Assistant Secretary
710 Medtronic Parkway NE
Minneapolis, Minnesota 5543
(763) 514-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES
     On July 10, 2006 Restore Medical, Inc. (the “Company”) filed a registration statement on Form S-8, Registration Number 333-135670 (the “Registration Statement”) with respect to 3,153,673 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable pursuant to the Company’s 1999 Omnibus Stock Plan.
     On April 22, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Medtronic, Inc. (“Parent”) and MRM Merger Corporation (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”). On July 16, 2008, the effective date of the Merger, each share of the Company’s Common Stock outstanding immediately prior to the Merger (other than shares owned by the Company, Parent or any of their respective subsidiaries, or by any shareholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be cancelled and converted into the right to receive $1.60 in cash.
     In connection with the closing of the Merger, the Company has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement referred to above. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all shares of the Common Stock registered under the Registration Statement that remain unsold as of the date of filing of this Post-Effective Amendment No. 1 to Form S-8 with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul and State of Minnesota, on the 16th day of July, 2008.

Restore Medical, Inc.
By	/s/ Keyna P. Skeffington
Keyna P. Skeffington, Assistant Secretary

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

Signatures	Title	Date

/s/ Robert H. Blankemeyer Robert H. Blankemeyer	President (principal executive officer)	July 16, 2008
/s/ Gary L. Ellis Gary L. Ellis	Chief Financial Officer and Director (principal financial and accounting officer)	July 16, 2008
/s/ Thomas M. Tefft Thomas M. Tefft	Controller and Director	July 16, 2008